EXHIBIT 14.1

AMARC RESOURCES LTD.

(the “Company”)

SHARE OPTION PLAN

Dated for Reference February 6, 2024

ARTICLE 1

PURPOSE AND INTERPRETATION

Purpose

1.1 The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with TSX Venture Policies and any inconsistencies between this Plan and TSX Venture Policies will be resolved in favour of the latter.

Definitions

1.2 In this Plan

(a) Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(b) Black-out Period means a period during which a restriction has been formally imposed by the Company, pursuant to its internal trading policies as a result of the bona fide existence of undisclosed material information, on all or any of its Participants whereby such Participants are prohibited from exercising, redeeming or settling their Options, provided that any Black-out Period must expire following the general disclosure of the undisclosed material information;

(c) Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(d) Cause means “Just Cause” as defined in the Participant’s employment agreement or agreement for services with the Company or one of its subsidiaries, or if such term is not defined or if the Participant has not entered into an employment agreement or agreement for services with the Company or one of its subsidiaries, then any circumstance that would permit the Company or one of its subsidiaries to terminate a Participant’s employment or agreement for services without notice of termination, or payment in lieu of notice of termination, severance pay or benefits continuation under the applicable law;

(e) Change of Control means the occurrence of any of:

(i) any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any of its Affiliates) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (British Columbia)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a take-over bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

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(ii) the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company);

(iii) the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Company;

(iv) a majority of the Board consists of individuals which management of the Company has not nominated for election or appointment as directors; or

(v) the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;

(f) Common Shares means the common shares without par value in the capital of the Company providing such class is listed on the TSX Venture;

(g) Company means the company named at the top hereof and includes, unless the context otherwise requires, all of its successors according to law;

(h) Consultant means, in relation to the Company, an individual (other than a Director, Officer or Employee of the Company or any of its subsidiaries) or Company that:

(i) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to any of its subsidiaries, other than services provided in relation to a Distribution;

(ii) provides the services under a written contract between the Company or any of its subsidiaries and the individual or the Company, as the case may be; and

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or of any of its subsidiaries;

(i) Date of Termination means, for a Participant, the last day that the Participant actively provides services to the Company or a subsidiary of the Company without regard to any notice of termination or pay in lieu of notice thereof, deemed or notional notice period, or period during which the Participant receives pay in lieu of notice, termination pay, severance payments, or salary continuance, whether pursuant to statute, agreement, common law or otherwise;

(j) Director means a director (as defined under applicable securities laws) of the Company or any of its subsidiaries;

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(k) Discounted Market Price has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(l) Disinterested Shareholder Approval has the meaning assigned by Policy 4.4 Sections 5.3(b) and (c) of the TSX Venture Policies;

(m) Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

(n) Effective Date for an Option means the date of grant thereof by the Board;

(o) Employee means:

(i) an individual who is considered an employee of the Company or of its subsidiary under the Income Tax Act (Canada) and for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source;

(ii) an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company or its subsidiary over the details and methods of work as an employee of the Company or of the subsidiary, as the case may be, but for whom income tax deductions are not made at source; or

(iii) an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or its subsidiary over the details and methods of work as an employee of the Company or of the subsidiary, as the case may be, but for whom income tax deductions are not made at source;

(p) Exchange Hold Period has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(q) Exercise Price means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

(r) Expiry Date means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

(s) Insider means an insider as defined in the TSX Venture Policies or as defined in securities legislation applicable to the Company;

(t) Investor Relations Service Provider means any Consultant that performs Investor Relations Activities and any Director, Officer, Employee or Management Company Employee whose role and duties primarily consist of Investor Relations Activities;

(u) Investor Relations Activities has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

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(v) Management Company Employee means an individual employed by a company providing management services to the Company which services are required for the ongoing successful operation of the business enterprise of the Company;

(w) Market Price has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(x) Officer means an officer (as defined under applicable securities laws) of the Company or any of its subsidiaries;

(y) Option means the right to purchase Common Shares granted hereunder to a Participant under this Security Based Compensation Plan;

(z) Option Commitment means the notice of grant of an Option delivered by the Company hereunder to a Participant and substantially in the form of Schedule A attached hereto;

(aa) Optioned Shares means Common Shares that may be issued in the future to a Participant upon the exercise of an Option;

(bb) Optionee means the recipient of an Option hereunder;

(cc) Outstanding Shares means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;

(dd) Participant means a Service Provider that is the recipient of Security Based Compensation granted or issued by the Company;

(ee) Person includes a company, any unincorporated entity, or an individual;

(ff) Plan means this security based share option plan, the terms of which are set out herein or as may be amended;

(gg) Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under this Plan as provided in §2.2;

(hh) Regulatory Approval means the approval of the TSX Venture and any other securities regulatory authority that has lawful jurisdiction over this Plan and any Options issued hereunder;

(ii) Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;

(jj) Security Based Compensation has the meaning given to such term in TSX Venture Policy 4.4 – Security Based Compensation;

(kk) Security Based Compensation Plan has the meaning given to such term in TSX Venture Policy 4.4 – Security Based Compensation;

(ll) Service Provider means a Person who is a Director, Officer, Employee, Management Company Employee, or Consultant, and also includes a company, 100% of the share capital of which is beneficially owned by one or more Service Providers;

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(mm) Shareholder Approval means approval by a majority of the votes cast by eligible shareholders of the Company at a duly constituted shareholders’ meeting;

(nn) Take Over Bid means a take over bid as defined in National Instrument 62-104 (Take-over Bids and Issuer Bids) or the analogous provisions of securities legislation applicable to the Company;

(oo) TSX Venture means the TSX Venture Exchange and any successor thereto;

(pp) TSX Venture Policies means the rules and policies of the TSX Venture as amended from time to time; and

(qq) VWAP means the volume-weighted average trading price of the Common Shares on the TSX Venture calculated by dividing the total value by the total volume of the Common Shares traded for the five trading days immediately preceding the exercise of the subject Option, provided that the TSX Venture may exclude internal crosses and certain other special terms trades from the calculation.

Other Words and Phrases

1.3 Words and phrases used in this Plan but which are not defined in this Plan, but are defined in the TSX Venture Policies, will have the meaning assigned to them in the TSX Venture Policies.

Gender

1.4 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2

SHARE OPTION PLAN

Establishment of Share Option Plan

2.1 This Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

Maximum Plan Shares

2.2 The maximum aggregate number of Common Shares that may be reserved for issuance under this Plan, together with all other Security Based Compensation Plans, at any point in time is up to 10% of the Outstanding Shares as at the date of grant or issuance of any Security Based Compensation under any of such Security Based Compensation Plans.

Eligibility

2.3 Options to purchase Common Shares may be granted hereunder to Participants from time to time by the Board. Participants that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX Venture and the Company is obtained.

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Options Granted Under this Plan

2.4 All Options granted under this Plan will be evidenced by an Option Commitment substantially in the form attached as Schedule A (or in such other form as determined by the Company) showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.5 Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Limitations on Participation

2.6 This Plan provides for the following limits on grants unless otherwise permitted pursuant to the policies of the TSX Venture:

(i) unless Disinterested Shareholder Approval is obtained, the maximum aggregate number of Common Shares that may be issuable to any one Participant (and where permitted pursuant to the policies of the TSX Venture, any company that is wholly-owned by the Participant) pursuant to all Security Based Compensation of the Company granted or issued within any twelve (12) month period may not exceed 5% of the Outstanding Shares calculated on the date of grant of any Security Based Compensation;

(ii) unless Disinterested Shareholder Approval is obtained, the maximum aggregate number of Common Shares that may be issuable to Insiders of the Company (as a group) pursuant to all Security Based Compensation of the Company granted or issued within any twelve (12) month period may not exceed 10% of the Outstanding Shares calculated on the date of grant of any Security Based Compensation;

(iii) unless Disinterested Shareholder Approval is obtained, the maximum aggregate number of Common Shares that may be issuable to Insiders of the Company (as a group) pursuant to all Security Based Compensation of the Company may not exceed 10% of the Outstanding Shares at any point in time;

(iv) the maximum aggregate number of Common Shares that may be issuable to any Consultant of the Company pursuant to all Security Based Compensation of the Company granted or issued within any twelve (12) month period may not exceed 2% of the Outstanding Shares calculated on the date of grant of any Security Based Compensation; and

(v) the maximum aggregate number of Common Shares that may be issuable to all Investor Relations Services Providers pursuant to Options granted or issued within any twelve (12) month period may not exceed 2% of the Outstanding Shares calculated on the date of grant of any Options and Investor Relations Services Providers may not received any Security Based Compensation other than Options.

Exercised and Unexercised Options

2.7 In the event an Option granted under this Plan is exercised, expires unexercised or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to this Plan and will be eligible for re-issuance.

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Administration of this Plan

2.8 The Board will be responsible for the general administration of this Plan and the proper execution of its provisions, the interpretation of this Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a) allot Common Shares for issuance in connection with the exercise of Options;

(b) grant Options hereunder;

(c) subject to any necessary Regulatory Approval, amend, suspend, terminate or discontinue this Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of this Plan will, without the prior written consent of all Optionees, alter or impair any Option previously granted under this Plan unless the alteration or impairment occurred as a result of a change in the TSX Venture Policies or the Company’s tier classification thereunder; and

(d) delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of this Plan so delegated to the same extent as the Board is hereby authorized so to do.

Amendment of this Plan by the Board of Directors

2.9 Subject to the requirements of the TSX Venture Policies and the prior receipt of any necessary Regulatory Approval, the Board may in its absolute discretion, amend or modify this Plan or any Option granted as follows:

(a) amendments which are of a typographical, grammatical, clerical nature only;

(b) amendments of a housekeeping nature;

(c) amendments necessary as a result in changes in securities laws applicable to the Company or any requested changes by the TSX Venture; and

(d) if the Company becomes listed or quoted on a stock exchange or stock market senior to the TSX Venture, amendments as may be required by the policies of such senior stock exchange or stock market.

Amendments Requiring Disinterested Shareholder Approval

2.10 The Company will be required to obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a) this Plan, together with any other Security Based Compensation Plans, or any particular grant or issue of Security Based Compensation, could result in:

(i) the aggregate number of Common Shares issuable pursuant to Security Based Compensation to Insiders (as a group) exceeding 10% of the Outstanding Shares at any time;

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(ii) the aggregate number of Common Shares issuable pursuant to Security Based Compensation granted or issued within any 12 month period to Insiders (as a group) exceeding 10% of the Outstanding Shares calculated at the date of grant or issue; or

(iii) the aggregate number of Common Shares issuable pursuant to Security Based Compensation granted or issued within any 12 month period to any one Participant exceeding 5% of the Outstanding Shares calculated at the date of grant or issue; or

(b) any reduction in the Exercise Price or the extension of the term of an Option held by an Insider or any other amendment to an Option that results in a benefit to an Insider.

Options Granted Under the Company’s Previous Share Option Plans

2.11 Any option granted pursuant to a stock option plan previously adopted by the Board which is outstanding at the time this Plan comes into effect shall be deemed to have been issued under this Plan and shall, as of the date this Plan comes into effect, be governed by the terms and conditions hereof.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

Exercise Price

3.1 The Exercise Price of an Option will be set by the Board at the time such Option is allocated under this Plan, and cannot be less than the Discounted Market Price.

Term of Option

3.2 The term of an Option will be set by the Board at the time such Option is allocated under this Plan. An Option can be exercisable for a maximum of 10 years from the Effective Date.

Option Amendment

3.3 Subject to §2.10(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Common Shares commenced trading on the TSX Venture, or the date of the last amendment of the Exercise Price.

3.4 An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in §3.2.

3.5 In respect of any proposed amendment to the terms of an Option, and except as otherwise provided under TSX Venture Policies:

(a) any amendment must be approved by the TSX Venture, and be subject to shareholder approval, where applicable, prior to the exercise of such Option; and

(b) the Company must issue a news release outlining the terms of the amendment.

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Vesting of Options

3.6 Subject to §3.7, vesting of Options shall be at the discretion of the Board and, with respect to any particular Options granted under this Plan, in the absence of a vesting schedule being specified at the time of grant, all such Options shall vest immediately. Where applicable, vesting of Options will generally be subject to:

(a) the Participant remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or

(b) the Participant remaining as a Director of the Company or any of its Affiliates during the vesting period.

Vesting of Options Granted to Investor Relations Service Providers

3.7 Notwithstanding §3.6, Options granted to Investor Relations Service Providers will vest such that:

(a) no more than 25% of the Options vest no sooner than three months after the Options were granted;

(b) no more than another 25% of Options vest no sooner than six months after the Options were granted;

(c) no more than 25% of Options vest no sooner than nine months after the Options were granted; and

(d) the remainder of the Options vest no sooner than 12 months after the Options were granted.

Effect of Take-Over Bid

3.8 If a Take Over Bid is made to the shareholders generally then the Company shall immediately upon receipt of notice of the Take Over Bid, notify each Optionee currently holding an Option of the Take Over Bid, with full particulars thereof whereupon such Option may, notwithstanding §3.6 or any vesting requirements set out in the Option Commitment, be immediately exercised in whole or in part by the Optionee, subject to approval of the TSX Venture for vesting requirements imposed by the TSX Venture Policies.

Acceleration of Vesting on Change of Control

3.9 In the event of a Change of Control occurring, Options granted and outstanding, which are subject to vesting provisions, shall be deemed to have immediately vested upon the occurrence of the Change of Control, excluding Options granted to a Person engaged in Investor Relations Activities. Notwithstanding the foregoing, no acceleration to the vesting schedule of one or more Options granted to an Investor Relations Service Provider can be made without the prior written acceptance of the TSXV.

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Extension of Options Expiring during Black-out Period

3.10 Should the Expiry Date for an Option fall within a Black-out Period, such Expiry Date shall be automatically extended without any further act or formality to that day which is the tenth (10th) Business Day after the end of the Black-out Period, such tenth Business Day to be considered the Expiry Date for such Option for all purposes under the Plan, provided that such automatic extension of the Expiry Date for an Option will not apply where the Participant or the Company is subject to a cease trade order (or similar order under securities laws) in respect of the Company’s securities.

Optionee Ceasing to be Director, Employee or Service Provider

3.11 Options may be exercised after the Participant has left his/her employ/office or has been advised by the Company or its subsidiary, as applicable, that his/her services are no longer required or his/her service contract has expired, until the term applicable to such Options expires, except as follows:

(a) in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b) an Option granted to any Participant will expire 90 days (or such other time, not to exceed one year, as shall be determined by the Board as at the date of grant or agreed to by the Board and the Optionee at any time prior to expiry of the Option) after the Termination Date, and only to the extent that such Option was vested at the Termination Date; and

(c) in the case of an Optionee being dismissed from employment or service for Cause, such Optionee’s Options, whether or not vested at the date of dismissal will immediately terminate on the Termination Date without right to exercise same.

Non-assignable

3.12 Subject to §3.11(a), all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.13 The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a) in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b) in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

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(c) in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d) in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this §3.13;

(e) an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f) the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this §3.13, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company;

(g) if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this §3.13, such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company’s principal executive office) that the Company may designate and who will be granted access to all appropriate records and such determination will be binding upon the Company and all Optionees; and

(h) any adjustment, other than in connection with a security consolidation or security split, to Options granted or issued under this Plan is subject to the prior acceptance of the TSX Venture, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization.

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ARTICLE 4

COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1 Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to this Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof, including any additional requirements contemplated with respect to the payment of required withholding taxes on behalf of Optionees.

Manner of Exercise

4.2 An Optionee who wishes to exercise his Option may do so by delivering:

(a) a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b) a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired, plus any required withholding tax amount subject to §4.5.

Cashless Exercise

4.3 Subject to the provisions of this Plan (including, without limitation, Section 4.5 and, upon prior approval of the Board, once an Option has vested and become exercisable, an Optionee may elect to exercise such Option by either:

(a) excluding Options held by any Investor Relations Service Provider, a “net exercise” procedure in which the Company issues to the Optionee, Common Shares equal to the number determined by dividing (i) the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying Common Shares and the exercise price of the subject Options by (ii) the VWAP of the underlying Common Shares; or

(b) a broker assisted “cashless exercise” in which the Company delivers a copy of irrevocable instructions to a broker engaged for such purposes by the Company to sell the Common Shares otherwise deliverable upon the exercise of the Options and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding obligations a determined by the Company against delivery of the Common Shares to settle the applicable trade.

An Option may be exercised pursuant to this §4.3 from time to time by delivery to the Company, at its head office or such other place as may be specified by the Company of (i) written notice of exercise specifying that the Optionee has elected to effect such a cashless exercise of such Option, the method of cashless exercise, and the number of Options to be exercised and (ii) the payment of an amount for any tax withholding or remittance obligations of the Optionee or the Company arising under applicable law and verified by the Company to its satisfaction (or by entering into some other arrangement acceptable to the Company in its discretion, if any). The Participant shall comply with Section 4.5 of this Plan with regard to any applicable required withholding obligations and with such other procedures and policies as the Company may prescribe or determine to be necessary or advisable from time to time including prior written consent of the Board in connection with such exercise.

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4.4 In the event of a net exercise pursuant to §4.3(a) or a cashless exercise pursuant to §4.3(b), the number of Options exercised, surrendered or converted, and not the number of Common Shares actually issued by the Company, must be included in calculating the limits set forth in §2.2, §2.6 and §2.10 of this Plan.

Tax Withholding and Procedures

4.5 Notwithstanding anything else contained in this Plan, the Company may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option must, in addition to following the procedures set out in §4.5 and elsewhere in this Plan, and as a condition of exercise:

(a) deliver a certified cheque, wire transfer or bank draft payable to the Company for the amount determined by the Company to be the appropriate amount on account of such taxes or related amounts; or

(b) otherwise ensure, in a manner acceptable to the Company (if at all) in its sole and unfettered discretion, that the amount will be securely funded;

and must in all other respects follow any related procedures and conditions imposed by the Company.

Delivery of Optioned Shares and Hold Periods

4.6 As soon as practicable after receipt of the notice of exercise described in §4.2 or §4.3, as applicable, and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue to the Optionee the appropriate number of Optioned Shares. An Exchange Hold Period will be applied from the date of grant for all Options granted to:

(a) Insiders or Consultants; or

(b) where Options are granted to any Participants, including Insiders or Consultants, where the Exercise Price is at a discount to the Market Price.

4.7 Pursuant to TSX Venture Policies, where the Exchange Hold Period is applicable, the certificate representing the Optioned Shares or written notice in the case of uncertificated shares will include a legend stipulating that the Optioned Shares issued are subject to a four-month Exchange Hold Period commencing the Effective Date of the grant of the Options.

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ARTICLE 5

GENERAL

Employment and Services

5.1 Nothing contained in this Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company or a subsidiary of the Company, or interfere in any way with the right of the Company or a subsidiary of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in this Plan by an Optionee is voluntary.

No Representation or Warranty

5.2 The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of this Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Participant. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

Interpretation

5.3 This Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Continuation of Plan

5.4 This Plan will become effective from and after March 21, 2024, and will remain effective provided that this Plan, or any amended version thereof, receives Shareholder Approval at each annual general meeting of the holders of Common Shares of the Company subsequent to such effective date.

Amendment of this Plan

5.5 The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate this Plan with respect to all Common Shares in respect of Options which have not yet been granted hereunder. Any amendment to any provision of this Plan will be subject to any necessary Regulatory Approvals and Shareholder Approval.

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SCHEDULE A

SHARE OPTION PLAN

OPTION COMMITMENT

Notice is hereby given that, effective this ________ day of ________________, 20______, pursuant to the provisions of the Share Option Plan (the “Plan”) of Amarc Resources Ltd. (the “Company”), the Company has granted to ___________________________________________ (the “Optionee”), an Option to acquire ______________ Common Shares (“Optioned Shares”) up to 5:00 p.m. (Vancouver Time) on the __________ day of ____________________, 20______ (the “Expiry Date”), or such earlier date as determined in accordance with the terms of this Plan, at an Exercise Price of Cdn$____________ per share.

[Optioned Shares are to vest immediately.]

OR

[Optioned Shares will vest (INSERT VESTING SCHEDULE AND TERMS)]

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Plan, which are hereby incorporated herein and form part hereof. This Option Commitment and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Option Commitment is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

To exercise the Option, (1) deliver a written notice in the form attached as Schedule B to the Plan (or in such other form as established by the Company) specifying the number of Optioned Shares you wish to acquire, together with a certified cheque, wire transfer or bank draft payable to the Company for the aggregate exercise price, or (2) if the Optionee wishes to exercise the Option on a “net exercise” basis or “cashless exercise” basis in accordance Section 4.3(a) or Section 4.3(b) of the Plan and the Company’s Board of Directors approves the exercise on a “net exercise” basis or “cashless exercise” basis, deliver a written notice and comply with such other conditions as established by the Company for a “net exercise” or “cashless exercise”. A certificate, or a written notice in the case of uncertificated shares, for the Optioned Shares so acquired will be issued by the Company or its transfer agent, if applicable, as soon as practicable thereafter and may bear a restrictive legend if required under applicable securities laws or the policies of the TSX Venture Exchange.

[Note: If a four month hold period is applicable under the policies of the TSX Venture Exchange, the following legend must be placed on the certificate or the written notice in the case of uncertificated shares.

“WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [insert date 4 months from the date of grant of the Options].”

The Company and the Optionee represent that the Optionee, under the terms and conditions of the Plan, is a bona fide Service Provider (as defined in the Plan), entitled to receive Options under TSX Venture Policies.

The Optionee also acknowledges and consents to the collection and use of Personal Information (as defined in the TSX Venture Policies) by both the Company and the TSX Venture Exchange as more particularly set out in the Acknowledgement - Personal Information form in use by the TSX Venture Exchange on the date of this Option Commitment.

AMARC RESOURCES LTD.

Per:

Authorized Signatory

_____________________________________

[insert name and title of authorized signatory]

The Optionee acknowledges receipt of a copy of the Plan and represents to the Company that the Optionee is familiar with the terms and conditions of the Plan, and hereby accepts this Option subject to all of the terms and conditions of the Plan. The Optionee agrees to execute, deliver, file and otherwise assist the Company in filing any report, undertaking or document with respect to the awarding of the Option and exercise of the Option, as may be required by applicable regulatory authorities.

OPTIONEE:

Signature	Date signed:

Print Name

Address

SCHEDULE B

SHARE OPTION PLAN

NOTICE TO EXERCISE OPTIONS

AMARC RESOURCES LTD.

14th Floor 1040 W. Georgia St.

Vancouver, British Columbia, V6E 4H1, Canada

Attention:  Share Option Plan Administrator

Re: Employee Share Option Exercise

Attn: Share Option Plan of Amarc Resources Ltd. (the “Company”)

This letter is to inform the Administrator of the Company’s Share Option Plan that I,_____________, wish to exercise _________ options, at per share, on this day of ______________, 20____.

Payment issued in favour of [insert the name of the Company] for the amount of $________________ will be forwarded, including withholding tax amounts.

Please register the share certificate in the name of:

Name of Optionee:______________________________________________

Address: ___________________________________________________

___________________________________________________________

Please send share certificate to:

Name:_______________________________________________________

Address:____________________________________________________

___________________________________________________________

Sincerely,

Signature of Optionee	Date	SIN Number (for T4)